Exhibit 10.10
January 12, 2015
Ms. Elizabeth F. Brenner
333 West State Street
Milwaukee, WI 53203
Dear Betsy:
As you know, The E. W. Scripps Company (“Scripps”) and Journal Communications, Inc. (“Journal”) have agreed to merge their newspaper businesses into Journal Media Group, Inc. (“Journal Media Group”) pursuant to the terms of the Master Transaction Agreement, dated as of July 30, 2014 (the “Master Transaction Agreement”), by and among Scripps, Journal, Journal Media Group and certain other parties thereto (the “Merger”). In connection with the Merger, we wish to encourage you to join Journal Media Group, contingent upon the consummation of the Merger and subject to the terms and conditions of this letter agreement (this “Letter Agreement”).

1.
Position and Duties. You shall serve as Vice President, Regional Publisher of Journal Media Group and President and Publisher of the Milwaukee Journal Sentinel commencing on the Newspaper Merger Effective Time as defined in the Master Transaction Agreement (the “Effective Time”) and shall have such duties, responsibilities and authorities as are customarily associated with this position and such additional duties and responsibilities consistent with your position as may, from time to time, be properly and lawfully assigned to you. You shall report to the Chief Executive Officer of Journal Media Group.

2.
Location. You shall perform your duties and responsibilities hereunder principally in the greater Milwaukee, Wisconsin metropolitan area; provided that you may be required under reasonable business circumstances to travel outside of this location in connection with the performance of your duties.

3.	Compensation and Benefits.

a.
Base Salary. Commencing on the Effective Time, and during your employment with Journal Media Group and its affiliates, you will be paid an annualized base salary (“Annual Base Salary”) at a rate of $410,000, payable in regular installments in accordance with Journal Media Group’s normal payroll practices.

b.
Annual Incentive. Commencing on the Effective Time, you shall participate in the Journal Media Group, Inc. Annual Incentive Plan, or any successor plan (the “AIP”), under terms and conditions that are no less favorable than similarly-situated employees of Journal Media Group; provided that your “target” annual incentive opportunity for the 2015 fiscal year shall not be less than 40% of your Annual Base Salary. Your payment under the AIP shall be determined by the Compensation Committee in accordance with the terms, and subject to the conditions, of the AIP, under terms and conditions that are no less favorable than similarly-situated employees of Journal Media Group.

c.
Long-Term Incentive. Commencing on the Effective Time, you shall participate in the Journal Media Group, Inc. Long-Term Incentive Plan, or any successor plan (the “LTIP”), under terms and conditions that are no less favorable than similarly-situated employees of Journal Media Group; provided that your “target” long-term incentive opportunity for the 2015 fiscal year shall not be less than 40% of your Annual Base Salary. Your payment under the LTIP shall be determined by the Compensation Committee in accordance with the terms, and subject to the conditions, of the LTIP, under terms and conditions that are no less favorable than similarly-situated employees of Journal Media Group.

d.
Other Benefits. Commencing on the Effective Time, and during your employment with Journal Media Group and its affiliates, you will be eligible to participate in all employee benefit plans and programs of Journal Media Group and its affiliates (including such plans and programs that provide welfare benefits, perquisite, vacation and other benefits) generally applicable to similarly-situated employees of Journal Media Group, as determined from time to time by Journal Media Group and as may be amended from time-to-time.

4.
Severance. At the Effective Time, Journal Media Group shall assume, and hereby agrees to pay, perform, fulfill and discharge all of Journal’s obligations under the Change in Control Agreement between you and Journal dated October 11, 2010 (the “CIC Agreement”) and neither Scripps, Journal nor their affiliates or successors shall have any obligation to you under the CIC Agreement at or after the Effective Time. The CIC Agreement, as assumed by Journal Media Group, shall remain in full force and effect until the second anniversary of the Effective Time, at which time it shall terminate without further action or notice.

5.
Waiver of Good Reason Claims. By signing this Letter Agreement, and in consideration of the compensation and benefits described in Section 3 hereof, effective as of the Effective Time, you hereby knowingly and voluntarily waive your right to terminate your employment with Journal Media Group and its affiliates for Good Reason under Section 5(c) of the CIC Agreement as a result of the changes to your employment contemplated by this Letter Agreement, including without limitation, the changes to your position, title, authority, duties or responsibilities, changes to your base salary and annual incentive opportunities, and changes to any other compensation or benefit levels. This Letter Agreement does not affect any other terms, or in any way waive any other rights that you may have, under the CIC Agreement, including your right to terminate your employment for Good Reason under the CIC Agreement for reasons other than as a result of the changes to your employment contemplated by this Letter Agreement.

6.
Nature of Employment. We are excited that you are joining Journal Media Group and look forward to a beneficial and productive relationship. Nevertheless, please note that this Letter Agreement is not a contract of employment for any specific or minimum term and that the employment offered by Journal Media Group is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment and Journal Media Group may terminate your employment, at any time, for any reason, with or without cause, subject to the terms and conditions of the CIC Agreement and this Letter Agreement.

7.
Termination of Letter Agreement. In the event that the Master Transaction Agreement is terminated without the Merger being consummated, this Letter Agreement will be void ab initio and of no further force or effect, without further action or notice.

8.
Miscellaneous. This Letter Agreement may not be modified or terminated except in writing signed by the parties or as set forth in Section 7 above. This Letter Agreement and the CIC Agreement contain the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. Journal Media Group and its affiliates shall have the right to deduct from all payments made under this Letter Agreement any federal, state, local, foreign or other taxes which are required to be withheld with respect to such payments. This Letter Agreement shall be interpreted and enforced in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.

I am delighted to be able to extend this offer to you on behalf of Journal Media Group, and we look forward to working with you. To indicate your acceptance, please sign and date one copy of this Letter Agreement and return it to Tim Stautberg not later than January 25, 2015.
JOURNAL MEDIA GROUP, INC.
By:/s/ Timothy E. Stautberg
Its: President

Agreed to and accepted:

_____________________________     ___________________________________
Elizabeth F. Brenner                    Date

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